SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2005

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On May 25, 2005, Avaya Inc. (the “Company”), Avaya International Sales Limited, an indirect subsidiary of the Company (“AISL”), certain of the banks, financial institutions and other institutional lenders (the “Lenders”) party to the Credit Agreement, dated as of February 23, 2005 (the “Credit Facility”), and Citicorp USA, Inc., as agent for the Lenders, entered into Amendment No. 1 to the Credit Facility (“Amendment No. 1”).

The Credit Facility previously limited the Company’s ability to make dividend payments or distributions or to repurchase, redeem or otherwise acquire shares of its common stock to an amount not to exceed 50% of consolidated net income of the Company for the fiscal year immediately preceding the fiscal year in which such dividend, purchase, redemption, retirement or acquisition is paid or made.   Amendment No. 1 provides that the Company may use up to $250,000,000 for the fiscal year ended September 30, 2005 for such activities.

The Company currently has a share repurchase plan which authorizes it to repurchase up to $500 million of its outstanding common stock through April 2007.  As of May 25, 2005, the Company had purchased a total of 5,575,000 shares of its common stock at an average share price of $8.38.

Amendment No. 1 is attached hereto as Exhibit 99.1.  From time to time, certain of the Lenders provide customary commercial and investment banking services to the Company.

Item 9.01. Financial Statements and Exhibits.

99.1         Amendment No. 1 to the Credit Facility, dated as of May 25, 2005, by and among the Company, AISL, the Lenders and Citicorp USA, Inc., as agent for the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: May 26, 2005	By:	/s/ Garry K. McGuire
		Name:	Garry K. McGuire
		Title:	Chief Financial Officer and
Senior Vice President,
Corporate Development